Exhibit 14

Introduction to Our Global Policies

         Policy

        Donaldson is committed to applying uniformly high standards of ethics and business conduct in every country in which it and its subsidiaries operate and in every business relationship or affiliation it has worldwide. We are guided in this increasingly global economy both by the laws of the United States and the laws of the countries in which we are located or do business. In some circumstances that will mean that the laws the Company is subject to may be in conflict with a policy, and you will need to obtain guidance from your supervisor and the appropriate legal advisor. One thing, however, is constant. Wherever we do business, we are committed to doing business ethically and within the law.

        Donaldson Company, Inc. and its subsidiaries are referred to in the corporate compliance policies as “Donaldson” or “the Company.”

Conflict of Interest

         Policy

        Employees of Donaldson must avoid activities, interests and associations where their personal interests could conflict, or reasonably appear to conflict, with the interests of the Company. A conflict of interest may include any interest, whether financial or otherwise, that would, or would appear to influence a judgment or decision in favor of another person dealing with the Company other than normal passive investment activities. Each employee shall make prompt and full disclosure in writing to Donaldson’s Corporate Compliance Committee of any situation that may involve a conflict of interest. Whether a conflict exists is to be decided by the Donaldson Corporate Compliance Committee and all such decisions are final.

         Purpose

        The purpose of this Policy is to prevent conflicts of interest from interfering with the ability of any employee to make decisions solely in the best interests of Donaldson.

         Scope

        This Policy applies to all employees, officers and directors of Donaldson Company, its subsidiaries, business units, partnerships and joint ventures where Donaldson has a majority ownership position or exercises management control.

You and the Financial Markets

Accurate Books and Records

         Policy

        It is the policy of Donaldson to prepare accurate and verifiable business records. False or misleading entries must never knowingly be made or concealed in any Company record. Donaldson is also committed to maintaining complete and accurate records for the time periods they are needed for Donaldson’s business purposes and as required by law. Further guidance and requirements are provided in the Financial Control Policy manual.

         Purpose

        The purpose of this Policy is to help the Company appropriately create, manage and protect its books and records. All employees of the Company have a responsibility to create and maintain accurate records and protect and dispose of them in accordance with rules, regulations, litigation requirements and business needs. The Company is also required by state and federal statutes and regulations, and by the rules of litigation, to retain certain records and to follow specific guidelines in managing its records.

         Scope

        This Policy applies to all employees, officers and directors of Donaldson Company, its subsidiaries, business units, partnerships and joint ventures where Donaldson has a majority ownership position or exercises management control.

Compliance Program Discipline

         Policy

        It is the policy of Donaldson to enforce its Corporate Compliance Program in a consistent manner through appropriate disciplinary mechanisms. Violations of the law are considered a violation of the Donaldson Corporate Compliance Program. An employee may, however, violate the Corporate Compliance Program without violating the law.

        When an employee is suspected of violating the law or the Corporate Compliance Program, the Company will allow such an employee a reasonable opportunity to explain his or her actions. When an employee is determined to have engaged in a violation, he or she may be subject to discipline under this Policy, up to and including termination. It is the policy of Donaldson to apply its discipline in a reasonable and consistent fashion; however, the form of discipline which is appropriate will be case-specific.

         Purpose

        The purpose of this Policy is to alert employees to the types of discipline which may be imposed for violations of the law or the Corporate Compliance Program and to make them aware of the factors which are relevant to a disciplinary decision. This Corporate Policy and other documents and communications associated with the Donaldson Corporate Compliance Program do not limit Donaldson’s right to terminate employment (and any corresponding salary, bonus and employee benefits) of any employee at will at any time, subject where appropriate to terms of individual employment contracts.

         Scope

        This Policy applies to all employees, officers and directors of Donaldson Company, its subsidiaries, business units, partnerships and joint ventures where Donaldson has a majority ownership position or exercises management control.

Reporting and Investigating Violations

         Policy

        All employees of Donaldson are required to promptly report all known or suspected violations of applicable laws or of the Donaldson Compliance Program, including the Corporate Policies. Reports of such violations shall be made promptly to your manager, Donaldson’s Corporate Compliance Committee or Donaldson’s Legal Department. Employees may also report violations by calling the Donaldson Compliance Hotline. Reports to the Hotline may be made anonymously. Donaldson will promptly and thoroughly investigate all reports.

         Purpose

        This Policy has three purposes:

· To encourage employees to report violations

· To help ensure prompt and full investigation of violations

· To assure employees that they will be protected from retribution if they make good faith reports of violations or suspected violations of the law or the Compliance Program

         Scope

        This Policy applies to all employees, officers and directors of Donaldson Company, its subsidiaries, business units, partnerships and joint ventures where Donaldson has a majority ownership position or exercises management control.